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                  THE ST. PAUL COMPANIES, INC
           DEFERRED MANAGEMENT INCENTIVE AWARDS PLAN
           -----------------------------------------
   (As Amended and Restated Effective as of January 1, 1996)


                            Section 1
                            ---------
                          Introduction

     1.1 The Plan and Its Effective Date. The St. Paul Companies, Inc. Deferred Management Incentive Awards Plan ("Plan") was established as of January 1, 1984. The effective date of the amendment and restatement of the Plan as set forth herein is January 1, 1996.

     1.2 Purpose. The St. Paul Companies, Inc. (the "Company") has established the Plan for a select group of management and highly compensated employees of the Company or any subsidiary or affiliate that adopts the Plan in accordance with Section 6 to retain and attract highly qualified personnel by offering the benefits of a non-qualified, unfunded plan of deferred compensation. The Plan is intended to be a top-hat plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

     1.3 Administration. The Plan shall be administered by the Plan Administrator who shall be appointed by the Personnel and Compensation Committee (the "Committee") of the board of directors of the Company (the "Board of Directors"). In the absence of the appointment of a Plan Administrator, the officer of the Company having direct responsibility for compensation and benefits shall be the Plan Administrator. The Plan Administrator shall have the authority to delegate, from time to time, his responsibilities under the Plan to such person or persons as he deems advisable and may revoke any such delegation of responsibility. Any action by the delegate in the exercise of delegated responsibilities shall have the same force and effect as if such action was taken by the Plan Administrator.


                            Section 2
                            ---------
              Participation and Deferral Elections

     2.1  Eligibility and Participation.   Subject to the
conditions and limitations of the Plan, officers of the Company or an Employer (as defined in Section 6.1) who both
(i) participate in the Company's Annual Incentive Plan (the "Employees' Incentive Plan") or the Company's Annual Incentive Plan for executive officers (the "Executive Officers' Incentive Plan") and (ii) have an annual base salary equal to or greater than $95,000 shall be eligible to participate in the Plan ("Eligible Employees"). Any Eligible Employee who makes a Deferral Election as described in Section 2.2 below shall become a participant in the Plan ("Participant") and shall remain a Participant until the entire balance of all his Deferred Compensation Accounts (defined in Section 3.1 below) are distributed to him.

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     2.2  Rules for Deferral Elections.  Any Eligible Employee
may make an irrevocable election ("Deferral Election") to defer receipt of all or any percentage of his annual incentive compensation award ("Incentive Award") under the Employees' Incentive Plan or the Executive Officers' Incentive Plan for a calendar year in accordance with the rules set forth below:

          (a)  An individual shall be eligible to make a Deferral
               Election only if he is an Eligible Employee on the date such election is made.

          (b) The minimum amount that may be deferred for any year is $1,000. If the amount or percentage specified for deferral in an Eligible Employee's Deferral Election would result in the deferral of less than $1,000, the amount or percentage specified will not be deferred hereunder but will be paid to the Eligible Employee at the time that Incentive Awards are otherwise payable.

          (c) All Deferral Elections must be made in writing on such form as the Plan Administrator may prescribe and must be received by the Plan Administrator no later than October 31 of the calendar year immediately preceding the calendar year in which such Incentive Award is otherwise payable.

          (d) Amounts will be deferred to the date specified by the Eligible Employee at the time of his Deferral Election (the "Distribution Date") and payment will be made or will commence within 30 days after the Valuation Date (as defined in Section 3.4) coinciding with or next following the Distribution Date. Except as provided in subsection (j), the Distribution Date specified at the time of the Eligible Employee's Deferral Election is irrevocable.

          (e) The Distribution Date shall be one of the following as specified by the Participant at the time of his Deferral Election:

                      (1)  the earliest date following
                           the Participant's Termination of Employment
                           (as defined in subsection (f) below) on which the Participant is entitled to commence receiving retirement benefits under The St. Paul Companies, Inc. Employees' Retirement Plan;

                      (2)  the Participant's Termination
                           of Employment (as defined in subsection (f)
                           below);
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                      (3)  a specified date (the
                          "Designated Distribution Date"), which may
                           include a specified date coinciding with or next following the Eligible Employee's Termination of Employment (e.g., January 1 coinciding with or next following the Eligible Employee's Termination of Employment); or

                      (4)  the earliest to occur of (1)
                           and (3), above, or (2) and (3), above, as elected by the Participant.

               In addition, a Participant may elect, in his Deferral Election, to receive a distribution of his Deferral Account in the event the Participant becomes Disabled (as defined in Section 4.2 below).

          (f) For purposes of this Plan, a "Termination of Employment" occurs when a person leaves the employ of the Company (including all subsidiaries and affiliates) by reason of a resignation, discharge, retirement, disability or death.

          (g)  At the time of the Participant's Deferral
               Election, the Participant must elect, in writing on such form as the Plan Administrator may prescribe, the form of payment of the Participant's Deferred Compensation Account. The Deferred Compensation Account may be paid in a single lump sum or in substantially equal annual installments over a period of up to ten years in accordance with Section 4.1.

          (h)  At the time of the Participant's Deferral
               Election, the Participant shall specify, in writing on such form as may be prescribed by the Plan
               Administrator, the manner in which income, gains, losses and expenses are credited or charged to a Participant's Deferred Compensation Accounts in accordance with Section 3.

          (i)  A Deferral Election filed with the Plan
               Administrator shall remain in effect for the current and all future Incentive Awards unless the Eligible Employee files a change in his Deferral Election. A change in Deferral Election will not be effective with respect to an Incentive Award unless the change in Deferral Election is filed with the Plan Administrator on or before October 31 of the calendar year immediately preceding the calendar year in which such Incentive Award is otherwise payable. Notwithstanding the foregoing, if a Participant receives a distribution on account of hardship under any qualified plan that is

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               described in Section 401(k) of the Internal Revenue
               Code (the "Code") and which is maintained by the Company, an Employer or a commonly controlled entity
              (as defined in Code Sections 414(b) and (c)) of the
               Company or an Employer (a "401(k) Plan"), then no amounts may be deferred under the Plan for a period of 12 months following the date the Participant receives the distribution on account of hardship from the 401(k) Plan.

          (j) A Participant may make a one-time election with respect to each Deferred Compensation Account after the Participant's Deferral Election with respect to such Deferred Compensation Account to extend the Distribution Date; provided that such election shall not be effective unless the Plan Administrator receives the election at least one year and one day before the Distribution Date elected by the Participant in his Deferral Election; and further provided, that an election under this Section 2.2(j) by a Section 16b Insider (as defined in Section 4.7) shall be conditioned upon the approval of the Committee and shall not be effective unless the Committee approves the election at least one year and one day before the Distribution Date elected by the Section 16b Insider in his Deferral Election.


                            Section 3
                            ---------
                 Deferred Compensation Accounts

   3.1 Deferred Compensation Accounts. A bookkeeping account shall be established in the Participant's name for each year for which a Participant defers an Incentive Award pursuant to a Deferral Election ("Deferred Compensation Account"). Amounts deferred pursuant to a Deferral Election shall be credited to the Deferred Compensation Account as of the date (the "Deferral Crediting Date") on which, in the absence of a Deferral Election, the Participant would otherwise have received the deferred amounts.

   3.2    Investment Elections.

A Participant must make an investment election at the time of his Deferral Election. The investment election shall designate the portion of the amounts deferred which are to be treated as invested in each Investment Fund (as defined in Section 3.3 below). A Participant's investment election shall remain in effect with respect to each subsequent deferral until the

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Participant files a change in investment election with the Plan
Administrator. A Participant may change his investment election either with respect to new deferrals following the change in investment election (in increments of 1%) or with respect to the investment allocation of all of the Participant's existing Deferred Compensation Accounts (in increments of 10%), as the Participant may elect.

A change in investment election must be filed with the Plan Administrator on a form prescribed by the Plan Administrator. A change in investment election will become effective on the first business day of the calendar month following the Plan Administrator's receipt of the change in investment election; provided that the Plan Administrator receives the change in investment election no later than the 15th day of the preceding calendar month (or such earlier or later date as may be permitted or required by the Plan Administrator).

   3.3    Investment Funds.

The "Investment Funds" shall consist of the following two funds:

          (a) Prime Rate Fund: An Investment Fund that is deemed to be invested in an interest bearing account which is credited with interest at the prime rate of interest charged by First Bank, N.A. in the manner described in Section 3.4(a).

          (b) Phantom Stock Fund: An Investment Fund that is deemed to be invested in common stock of the Company
              ("Company Stock").

     The Plan Administrator may, in his sole discretion, designate additional Investment Funds which provide a rate of return equal to the rate of return that an employee would earn if the amounts credited to such Investment Fund were invested in a mutual fund, insurance company separate account or such other investment vehicle designated by the Plan Administrator.

   3.4    Valuation of Investment Funds.

     As of the last business day of each calendar month (or such other dates as the Plan Administrator, in his discretion, may designate) ("Valuation Date"), each Participant's Deferred Compensation Account will be credited with income, gains and deposits and charged with losses and distributions equal to the amount by which the Deferred Compensation Account would have been credited or charged since the prior Valuation Date had the Participant's Deferred Compensation Account been invested in the Investment Funds selected by the Participant in accordance with the Participant's investment elections. The manner in which a Participant's deemed investment in each Investment Fund is calculated is described below.

          (a) Prime Rate Fund. The value of the portion of the Participant's Deferred Contribution Account deemed to be invested in the Prime Rate Fund as of a Valuation Date shall equal the Participant's deemed account balance in such fund as of the immediately preceding Valuation Date plus interest and deposits credited to the account since the immediately preceding Valuation Date and reduced by distributions since such preceding Valuation Date.

                    As of each Valuation Date, interest shall be
               credited to the portion of the Participant's Deferred Compensation Account deemed to be invested in the Prime Rate Fund at the prime rate of interest charged by First Bank, N.A. in effect as of the Valuation Date for daily balances (determined without regard to any interest credited to the Deferred Compensation Account during the calendar year containing such Valuation
               Date) for the period commencing the day after the later of the immediately preceding Valuation Date or the Deferral Crediting Date, as applicable, and ending on the Valuation Date calculated on the basis of a three hundred sixty (360) day year compounded annually.

          (b)  Phantom Stock Fund.  The value of the
               Participant's Deferred Contribution Account treated as invested in the Phantom Stock Fund as of a Valuation Date shall equal the fair market value of the shares of the Company Stock deemed to be credited to the Participant's Deferred Compensation Account on such Valuation Date.

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                    Dividends shall be deemed to be reinvested in
               shares of Company Stock valued at fair market value as of the record date for the dividend.

                    The portion of the amount deferred that a
               Participant designates for investment in the Phantom Stock Fund shall be deemed to be invested in Company Stock valued at fair market value as of the Deferral Crediting Date.

                    The amount transferred into the Phantom Stock
               Fund pursuant to a change in investment election shall be deemed to be invested in Company Stock valued at fair market value as of the Valuation Date on which such investment election becomes effective.

                    For purposes of this subsection (b), the fair
               market value of a share of Company Stock as of any day shall mean the closing price of Company Stock on the New York Stock Exchange on such day (or the last business day preceding such day on which Company Stock was traded).

          (c) If the Plan Administrator designates one or more additional Investment Funds, the Plan Administrator shall establish a valuation and income crediting methodology for determining the value of the portion of a Deferred Contribution Account treated as invested in such Investment Fund which methodology shall be similar to the methodology described in subsection (b) above.

     3.5 Vesting. A Participant shall be fully vested at all times in the balance of his Deferred Compensation Account.

                            Section 4
                            ---------
                       Payment of Benefits

     4.1 Time and Method of Payment. Payment of a Participant's Deferred Compensation Account shall be made in the form of a single lump sum or shall commence in the form of installments as elected by the Participant in his Deferral Election. Notwithstanding the foregoing, a Participant may make a one-time election with respect to each Deferred Contribution Account to change the form of payment previously elected by the Participant; provided that such election shall not be effective unless the election to change the form of payment is received by the Plan Administrator at least one year and one day before the Participant's Distribution Date; and further provided, that an election under this Section 4.1 by a Section 16b Insider (as defined in Section 4.7) shall be conditioned upon the approval of the Committee and shall not be effective unless the Committee approves the election at least one year and one day before the
Section 16b Insider's Distribution Date. A Participant who makes an election pursuant to this Section 4.1 to receive payment of his Deferred Compensation Account in the form of installments shall designate the number of years, up to a maximum of ten years, over which the installments will be paid.

     If a Participant's Deferred Compensation Account is payable in a single lump sum, the payment shall be made within 30 days after the Valuation Date coinciding with or next following the Participant's Distribution Date in an amount equal to the value of the Participant's Deferred Compensation Account as of the Valuation Date coinciding with or immediately preceding the date on which the balance of the Deferred Compensation Account is paid to the Participant.

     If a Participant's Deferred Compensation Account is payable in the form of installment payments, then the Participant's Deferred Compensation Account shall be paid in substantially equal annual installments over the period elected by the Participant; provided that the number of annual installments shall not exceed the Participant's Deferred Compensation Account balance as of the Valuation Date coinciding with or next following the Distribution Date divided by $1,000 (rounded down to the next whole number). If the Participant's entire Deferred Compensation Account balance is less than $1,000 as of the Valuation Date coinciding with or next following the Distribution Date it will be distributed in a single lump payment. The initial installment payment shall be paid within 30 days after the Valuation Date coinciding with or next following the Participant's Distribution Date. Subsequent installment payments shall be paid each January commencing with the first January following the Participant's Distribution Date.

     Each installment payment shall be computed by dividing the balance of the Participant's Deferred Compensation Account as of the Valuation Date coinciding with or immediately preceding the installment payment date by the number of remaining installment payments.

     4.2 Payment Upon Disability. If a Participant elects, in his Deferral Election, to receive a distribution in the event he becomes Disabled (as defined below) before his Distribution Date, payment of the Participant's Deferred Compensation Account shall be made or shall commence (in the form of payment elected by the Participant in accordance with Sections 2.2(g) and 4.1) within 30 days after the Valuation Date coinciding with or next following the date on which the Plan Administrator determines that the Participant is Disabled.

     For purposes of this Section 4.2, a Participant shall be "Disabled" if he has a physical or mental condition resulting from a bodily injury, disease, or mental disorder, which renders the Participant incapable of engaging in any suitable gainful employment or occupation and such physical or mental condition is expected to be permanent and continuous during the remainder of the Participant's life. Such determination shall be made by the Plan Administrator on the basis of such medical and other competent evidence as the Plan Administrator shall deem relevant.

     4.3 Payment Upon Death of a Participant. Notwithstanding any election by the Participant regarding the timing and manner of payment of his Deferred Compensation Account, a Participant's Deferred Compensation Account shall be paid to the Participant's Beneficiary (designated in accordance with Section 4.4) in a single lump sum as soon as practical following the Valuation Date coinciding with or next following the date of the Participant's death.

     4.4 Beneficiary. A Participant's Beneficiary or Beneficiaries shall be the beneficiary or beneficiaries designated by the Participant under the Company's group life insurance plan. If no Beneficiary is named by a Participant under the Company's group life insurance plan, or if he survives all of his named beneficiaries, the Deferred Compensation Account shall be paid to the Participant's estate.

     4.5  Form of Payment.  All payments shall be made in cash.

     4.6 Withholding of Taxes. The Company shall withhold any applicable Federal, state or local income tax from payments due under the Plan. The Company shall also withhold Social Security taxes, including the Medicare portion of such taxes, and any other employment taxes as necessary to comply with applicable laws.

     4.7 Limitations for Section 16b Insiders. A "Section 16b Insider" shall include any Participant who has been deemed to be subject to Section 16 of the Securities and Exchange Act of 1934 (the "Exchange Act") by the Board of Directors. Notwithstanding any provision of the Plan, the Plan Administrator may impose such limitations and restrictions on the Section 16b Insiders' investment elections under Sections 2.2(h) and 3.2 as he deems necessary or appropriate so that transactions by Section 16b Insiders do not present a risk of possible liability under
Section 16b of the Exchange Act.


                            Section 5
                            ---------
                          Miscellaneous

     5.1 Funding. Benefits payable under the Plan to any Participant shall be paid directly by the Participant's Employer (including the Company if the Participant is employed by the Company). No Employer (including the Company) shall have any obligation to pay any benefits under the Plan with respect to an employee of any other Employer. The Company and the Employers shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company and the Employers may make investments (a) in shares of Company Stock through open market purchases or (b) in other investments in amounts equal or unequal to Participants' investment elections hereunder, the Company and the Employers shall not be under any obligation to make such investments and any such investment shall remain an asset of the Company or the Employer subject to the claims of its general creditors. Notwithstanding the foregoing, the Company and the Employers, in the discretion of the Board of Directors or the Committee, may maintain one or more grantor trusts ("Trust") to hold assets to be used for payment of benefits under the Plan. The assets of the Trust with respect to benefits payable to the employees of an Employer shall remain subject to the claims of such Employer's general creditors. Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the Company or the Employer and shall discharge the Company or the Employer of any further liability under the Plan for such payments.

     5.2 Benefit Statements. As soon as practical after the end of each calendar quarter (or after such additional date or dates as the Plan Administrator, in his discretion, may designate), the Plan Administrator shall provide each Participant with a statement of the balance of each of his Deferred Compensation Accounts hereunder as of the last day of such calendar quarter (or as of such other dates as the Plan Administrator, in his discretion may designate).

     5.3 Employment Rights. Establishment of the Plan shall not be construed to give any Eligible Employee the right to be retained in the Company's or any Employer's service or to any benefits not specifically provided by the Plan.

     5.4 Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or locality and the provisions of Section 4.4, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Plan Administrator, in his discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Plan Administrator may deem proper.

     5.5 Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferred Compensation Account of a Participant that cannot be distributed because of the Plan Administrator's inability, after a reasonable search, to locate a Participant or his Beneficiary, as applicable, within a period of two (2) years after the Valuation Date upon which the payment of benefits become due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company under the Plan. After an unclaimed amount has been forfeited, the Participant or Beneficiary, as applicable, shall have no further right to his Deferred Compensation Account.

     5.6 Controlling Law. The law of Minnesota, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan to the extent not preempted by ERISA.

     5.7 Gender and Number. Words in the masculine gender shall include the feminine, and the plural shall include the singular and the singular shall include the plural.

     5.8 Action by the Company. Except as otherwise specifically provided herein, any action required of or permitted by the Company under the Plan shall be by resolution of either the Board of Directors or the Committee or by action of such person(s) authorized by resolution of the Board of Directors or the Committee.

                            Section 6
                            ---------
                     Employer Participation

     6.1 Adoption of Plan. Any subsidiary or affiliate of the Company (an "Employer") may, with the approval of the Board of Directors or the Committee and under such terms and conditions as the Board of Directors or Committee may prescribe, adopt the Plan by resolution of the Employer's board of directors. An adopting Employer shall not have the authority to amend or terminate the Plan under Section 7.

     6.2 Withdrawal from the Plan by Employer. Any such Employer shall have the right, at any time, upon the approval of and under such conditions as may be provided by the Board of Directors or the Committee, to withdraw from the Plan by delivering to the Board of Directors or the Committee written notice of its election so to withdraw. The portion of the Trust assets attributable to amounts deferred while Participants were employees of such withdrawing Employer shall be disposed of in accordance with the terms of the Trust.

                            Section 7
                            ---------
                    Amendment and Termination

     The Company intends the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan, provided, however, that any amendment or termination of the Plan shall not reduce or eliminate any Deferred Compensation Account accrued through the date of such amendment or termination. Upon termination of the Plan, the Company may elect either (a) to continue making payments of Deferred Compensation Accounts in accordance with the terms of the Deferral Elections in effect at the time of the termination and crediting Participant's Deferred Compensation Accounts with income and gains and charging their Deferred Compensation Accounts for losses and distributions in accordance with Section 3.4, or (b) to distribute the Participant's Deferred Compensation Accounts in a single lump sum.

     Executed this 31st day of December, 1996.


                              THE ST. PAUL COMPANIES, INC.



                                 By: /s/ Greg A. Lee
                                         -----------
                                         Greg A. Lee

                              Title: Senior Vice President -
                                      Human Resources